EXHIBIT 99.1
NEWS RELEASE
For more information, contact:
David L. Urban
david.urban@flagstar.com
(248) 312-5970

Flagstar Reports Second Quarter 2017 Net Income of $41 million, or $0.71 per Diluted Share

Company continues successful transformation into commercial bank

Key Highlights - Second Quarter 2017

•	Net income per diluted share increased $0.25, or 54 percent, from first quarter 2017.

•	Strong loan growth with average commercial loans up 17 percent from last quarter.

•	Net interest income rose $14 million, or 17 percent, from prior quarter, driven by strong earning asset growth and a higher net interest margin.

•
Mortgage revenues, including gain on sale and return on MSR, up $10 million, or 16 percent, from last quarter led by seasonal increase in mortgage originations and recent acquisitions which successfully mitigated impact of softer mortgage market.

•	Asset quality strong with minimal net charge-offs and low delinquencies across all loan portfolios.

TROY, Mich., July 25, 2017 - Flagstar Bancorp, Inc. (NYSE:FBC), the holding company for Flagstar Bank, FSB, today reported second quarter 2017 net income of $41 million, or $0.71 per diluted share, as compared to $27 million, or $0.46 per diluted share, in the first quarter 2017, and $47 million, or $0.66 per diluted share, in the second quarter 2016.

“We are pleased to report another solid quarter,” said Alessandro DiNello, president and chief executive officer of Flagstar Bancorp, Inc. “Our community bank results continued to be outstanding and we're right where we expected. Average warehouse loans rebounded nicely, growing 23 percent, and we saw a 15 percent increase in average commercial and industrial and commercial real estate loans. We also posted a 10 basis point increase in net interest margin, maintaining a stable deposit cost despite recent Fed rate hikes. The maturation of our community bank has generated a more balanced, more sustainable earnings stream for our Company.”

“Additionally, we closed on the previously reported bulk sales of $191 million of mortgage servicing rights (MSRs), successfully executing our MSR reduction strategy and releasing capital to support balance sheet growth. We are the subservicer on approximately 85 percent of the MSRs we sold, providing a boost to our subservicing business and helping us to exceed over 400,000 accounts serviced or subserviced. Our MSRs now stand at 13 percent of our Tier 1 capital, positioning us well for the full phase-in of Basel III.”

“Our mortgage business also had an outstanding quarter. Fallout-adjusted locks rose 50 percent to $9.0 billion, driven primarily by the impact of the acquisitions of Opes Advisors (Opes) this quarter, as well as the delegated correspondent business from Stearns Lending (Stearns) last quarter. The integration of Opes is going smoothly, and the division is helping us maintain revenue in a softer mortgage origination market. Opes brings us more than double our pre-acquisition distributed retail origination volume and puts us now in a strong position for the move to a purchase mortgage market.”

“We have a formidable banking business, an industry-leading mortgage origination platform and a blossoming subservicing business--supported by strong capital and liquidity. It’s a powerful combination that positions us to grow our balance sheet with higher quality, relationship-focused assets and continues to create value for our shareholders.”

Second Quarter 2017 Highlights:

Income Statement Highlights
	Three Months Ended
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016 (1)	June 30, 2016
	(Dollars in millions)
Net interest income	$97	$83	$87	$80	$77
Provision (benefit) for loan losses	(1)	3	1	7	(3)
Noninterest income	116	100	98	156	128
Noninterest expense	154	140	142	142	139
Income before income taxes	60	40	42	87	69
Provision for income taxes	19	13	14	30	22
Net income	$41	$27	$28	$57	$47

Income per share:
Basic	$0.72	$0.47	$0.50	$0.98	$0.67
Diluted	$0.71	$0.46	$0.49	$0.96	$0.66

(1)
Third quarter 2016 results include a $24 million benefit ($16 million after tax benefit or $0.27 per diluted income per share) related to a decrease in the fair value of the Department of Justice (“DOJ”) settlement liability. Excluding this benefit, the Company had adjusted non-GAAP third quarter 2016 net income of $41 million, or $0.69 per diluted share.

Key Ratios
	Three Months Ended					Change (bps)
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	Seq	Yr/Yr
Net interest margin	2.77%	2.67%	2.67%	2.58%	2.63%	10	14
Return on average assets	1.0%	0.8%	0.8%	1.6%	1.4%	28	(34)
Return on average equity	11.6%	7.9%	8.6%	16.5%	11.5%	369	4
Return on average common equity	11.6%	7.9%	8.6%	17.5%	13.8%	369	(220)
Efficiency ratio	72.0%	76.8%	76.7%	59.9%	68.2%	(480)	380

Balance Sheet Highlights
	Three Months Ended					% Change
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	Seq	Yr/Yr
	(Dollars in millions)
Average Balance Sheet Data
Average interest-earning assets	$14,020	$12,343	$12,817	$12,318	$11,639	14%	20%
Average loans held-for-sale (LHFS)	4,269	3,286	3,321	3,416	2,884	30%	48%
Average loans held-for-investment (LHFI)	6,224	5,639	6,163	5,848	5,569	10%	12%
Average total deposits	8,739	8,795	9,233	9,126	8,631	(1)%	1%

Net Interest Income

Net interest income rose $14 million, or 17 percent, to $97 million, as compared to $83 million for the first quarter 2017. The results reflected a 14 percent increase in average earning assets, led by growth in commercial loans and loans held-for-sale, and net interest margin expansion of 10 basis points.

Average loans held-for-sale were $4.3 billion in the second quarter 2017, increasing $1 billion, or 30 percent, from the first quarter 2017, on higher mortgage activity.

Loans held-for-investment averaged $6.2 billion for the second quarter 2017, increasing $585 million, or 10 percent, from the prior quarter. During the second quarter 2017, average commercial loans rose 17 percent with average commercial and industrial loans rising $162 million, or 21 percent, average warehouse loans increasing $160 million, or 23 percent and average commercial real estate loans increasing $159 million, or 12 percent. Average consumer loans rose 4 percent, driven by an increase in mortgage loans (primarily jumbos).

Average total deposits were $8.7 billion in the second quarter 2017, unchanged from the first quarter 2017. Higher company-controlled and retail deposits largely offset lower government deposits. Average retail deposits increased $32 million, led by a 4 percent increase in demand deposits. Excluding warehouse loans and company-controlled deposits, the Company's held-for-investment (HFI) loan-to-deposit ratio was 73 percent in the second quarter 2017, as compared to 66 percent in the first quarter 2017.

Net interest margin increased 10 basis points to 2.77 percent for the second quarter 2017, as compared to the first quarter 2017. The increase from the prior quarter was driven by increased interest income on loans held-for-sale and commercial loans, partially offset by higher interest expense on short-term Federal Home Loan Bank advances due to recent Federal Reserve rate hikes. Total deposit costs remained relatively unchanged.

Provision (Benefit) for Loan Losses

The Company experienced a provision benefit in the second quarter 2017, resulting primarily from a continued decline in loss rates in the held-for-investment portfolio. The provision benefit for loan losses totaled $1 million for the second quarter 2017, as compared to a $3 million provision expense for the first quarter 2017.

Noninterest Income

Noninterest income rose $16 million, or 16 percent, to $116 million in the second quarter of 2017, as compared to $100 million for the first quarter 2017. The increase was primarily due to an increase in mortgage revenues and loan fees and charges, partially offset by a decrease in the net return on the mortgage servicing rights.

Second quarter 2017 net gain on loan sales increased to $66 million, as compared to $48 million in the first quarter 2017. Fallout-adjusted locks rose 50 percent to $9.0 billion, led by a seasonal increase in the mortgage market and the impact of recent acquisitions (Stearns and Opes). Excluding recent acquisitions, fallout-adjusted locks increased 23 percent to $7.0 billion. The net gain on loan sale margin fell 7 basis points to 0.73 percent for the second quarter 2017, as compared to 0.80 percent for the first quarter 2017.

Mortgage Metrics
	Three Months Ended					Change (% / bps)
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	Seq	Yr/Yr
	(Dollars in millions)
Mortgage rate lock commitments (fallout-adjusted) (1)	$9,002	$5,996	$6,091	$8,291	$8,127	50%	11%
Net margin on mortgage rate lock commitments (fallout-adjusted) (1) (2)	0.73%	0.80%	0.93%	1.13%	1.04%	(7)	(31)
Net gain on loan sales on HFS	$66	48	$57	$94	$85	38%	(22)%
Net (loss) return on the mortgage servicing rights (MSR)	$6	$14	$(5)	$(11)	$(4)	N/M	N/M
Gain on loan sales HFS + net (loss) return on the MSR	$72	$62	$52	$83	$81	16%	(11)%

Residential loans serviced (number of accounts - 000's) (3)	402	393	383	375	358	2%	12%
Capitalized value of mortgage servicing rights	1.14%	1.10%	1.07%	0.96%	0.99%	4	15
N/M - Not meaningful
(1) Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(2) Gain on sale margin is based on net gain on loan sales (excluding gains from loans transferred from HFI) to fallout-adjusted mortgage rate lock commitments.
(3) Includes loans serviced for own loan portfolio, serviced for others, and subserviced for others.

Loan fees and charges rose to $20 million for the second quarter 2017, as compared to $15 million for the first quarter 2017. The increase primarily reflected higher mortgage loan closings with a greater mix of delegated correspondent loans.

Net return on the mortgage servicing rights (including the impact of hedges) was a net gain of $6 million for the second quarter 2017, as compared to a net gain of $14 million for the first quarter 2017. The drop in the net return on the mortgage servicing rights largely reflected lower service fee income due to MSR bulk sales with a fair value of $191 million that closed in the second quarter 2017.

The representation and warranty benefit was $3 million for the second quarter 2017, as compared to a $4 million benefit in the first quarter 2017. The representation and warranty reserve was reduced to $20 million at June 30, 2017, from $23 million at March 31, 2017, reflecting a continued improvement in risk trends and a repurchase pipeline that was only $4 million at June 30, 2017.

Noninterest Expense

Noninterest expense rose to $154 million for the second quarter 2017, as compared to $140 million for the first quarter 2017. The increase from the prior quarter was primarily due to operating expenses and transaction costs associated with the recent acquisitions of Stearns and Opes, and an increase in commissions and loan processing expense from higher mortgage closings. Excluding $11 million of operating expenses and $1 million of transaction costs from the acquisitions, our adjusted non-GAAP noninterest expense was $142 million.

The Company's efficiency ratio improved to 72 percent for the second quarter 2017, as compared to 77 percent for the first quarter 2017.

Income Taxes

The second quarter 2017 provision for income taxes totaled $19 million, as compared to $13 million in the first quarter 2017. The effective tax rate was 32 percent for the second quarter 2017, as compared to 33 percent for the first quarter 2017.

Asset Quality

Credit Quality Ratios
	Three Months Ended					Change (% / bps)
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	Seq	Yr/Yr
	(Dollars in millions)
Allowance for loan loss to LHFI	2.1%	2.4%	2.4%	2.3%	2.6%	(30)	(50)
Allowance for loan loss to LHFI and loans with government guarantees	2.0%	2.3%	2.2%	2.2%	2.4%	(30)	(40)

Charge-offs, net of recoveries	$—	$4	$2	$7	$9	(100)%	(100)%
Charge-offs associated with loans with government guarantees	—	2	1	5	4	(100)%	(100)%
Charge-offs associated with the sale or transfer of nonperforming loans and TDRs	—	1	—	—	2	(100)%	(100)%
Charge-offs, net of recoveries, adjusted (1)	$—	$1	$1	$2	$3	(100)%	(100)%

Total nonperforming loans held-for-investment	$30	$28	$40	$40	$44	7%	(32)%
Net charge-offs to LHFI ratio (annualized)	0.04%	0.27%	0.13%	0.51%	0.62%	(23)	(58)
Net charge-off ratio, adjusted (annualized)	0.02%	0.07%	0.07%	0.15%	0.18%	(5)	(16)
Ratio of nonperforming LHFI to LHFI	0.44%	0.47%	0.67%	0.63%	0.76%	(3)	(32)
N/M - Not meaningful

(1)	Excludes charge-offs associated with loans with government guarantees and charge-offs associated with the sale or transfer of nonperforming loans and TDRs.

The allowance for loan losses was $140 million at June 30, 2017, covering 2.1 percent of loans held-for-investment, as compared to an allowance for loan losses of $141 million at March 31, 2017, covering 2.4 percent of loans held-for-investment.

Net charge-offs in the second quarter 2017 were less than $1 million, or 0.04 percent of HFI loans, compared to $4 million, or 0.27 percent of such loans in the prior quarter.

Nonperforming loans held-for-investment were $30 million at June 30, 2017, compared to $28 million at March 31, 2017. As in the prior quarter, there were no nonperforming commercial loans at June 30, 2017. The ratio of nonperforming loans to loans held-for-investment decreased to 0.44 percent at June 30, 2017 from 0.47 percent at March 31, 2017. At June 30, 2017, consumer loan delinquencies totaled $5 million, unchanged from March 31, 2017.

Capital

Capital Ratios (Bancorp)	Three Months Ended					Change (% /$)
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	Seq	Yr/Yr
Total capital	15.92%	15.98%	16.41%	15.26%	20.19%	(0.06)%	(4.27)%
Tier 1 capital	14.65%	14.70%	15.12%	13.98%	18.89%	(0.05)%	(4.24)%
Tier 1 leverage	9.10%	9.31%	8.88%	8.88%	11.59%	(0.21)%	(2.49)%
Mortgage servicing rights to Tier 1 capital	13.1%	23.1%	26.7%	24.6%	19.9%	(10.0)%	(6.8)%
Tangible book value per share	$24.29	$23.96	$23.50	$22.72	$23.54	0.33	0.75

The Company maintained a robust capital position with regulatory ratios well above current regulatory quantitative guidelines for "well capitalized" institutions. At June 30, 2017, the Company had a Tier 1 leverage ratio of 9.10 percent, as compared to 9.31 percent at March 31, 2017.

At June 30, 2017, the Company had a common equity-to-assets ratio of 8.82 percent.

Earnings Conference Call

As previously announced, the Company's second quarter 2017 earnings call will be held Tuesday, July 25, 2017 at 11 a.m. (ET).

To join the call, please dial (888) 394-8218 toll free or (719) 325-2226 and use passcode 2137097. Please call at least 10 minutes before the conference is scheduled to begin. A replay will be available for five business days by calling (888) 203-1112 toll free or (719) 457-0820 and using passcode 2137097.

The conference call will also be available as a live audiocast on the Investor Relations section of flagstar.com, where it will be archived and available for replay and download. The slide presentation accompanying the conference call will be posted on the site.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is a $16.0 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, provides commercial, small business, and consumer banking services through 99 branches in the state. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as 85 retail locations in 26 states, representing the combined retail branches of Flagstar and Opes Advisors mortgage division. Flagstar is a leading national originator and servicer of mortgage loans, handling payments and record keeping for $87 billion of home loans representing 402,000 borrowers. For more information, please visit flagstar.com.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this news release includes non-GAAP financial measures, such as tangible book value per share and estimated fully implemented Basel III capital levels and ratios. The Company believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the capital requirements Flagstar will face in the future and underlying performance and trends of Flagstar.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. Flagstar’s method of calculating these non-GAAP measures may differ from methods used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in this news release. Additional discussion of the use of non-GAAP measures can also be found in conference call slides, the Form 8-K Current Report related to this news release and in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission. These documents can all be found on the Company’s website at flagstar.com.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of Flagstar Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements can be found in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission, which are available on the Company’s website (flagstar.com) and on the Securities and Exchange Commission's website (sec.gov). Other than as required under United States securities laws, Flagstar Bancorp does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(Dollars in millions)
(Unaudited)

	June 30, 2017	March 31, 2017	December 31, 2016	June 30, 2016
Assets
Cash	$80	$72	$84	$64
Interest-earning deposits	103	89	74	120
Total cash and cash equivalents	183	161	158	184
Investment securities available-for-sale	1,614	1,650	1,480	1,145
Investment securities held-to-maturity	1,014	1,048	1,093	1,211
Loans held-for-sale	4,506	4,543	3,177	3,091
Loans held-for-investment	6,776	5,959	6,065	5,822
Loans with government guarantees	278	322	365	435
Less: allowance for loan losses	(140)	(141)	(142)	(150)
Total loans held-for-investment and loans with government guarantees, net	6,914	6,140	6,288	6,107
Mortgage servicing rights	184	295	335	301
Federal Home Loan Bank stock	260	201	180	172
Premises and equipment, net	299	277	275	259
Net deferred tax asset	266	273	286	333
Other assets	725	773	781	920
Total assets	$15,965	$15,361	$14,053	$13,723
Liabilities and Stockholders' Equity
Noninterest-bearing	$2,012	$1,831	$2,077	$2,109
Interest-bearing	6,683	6,814	6,723	6,462
Total deposits	8,695	8,645	8,800	8,571
Short-term Federal Home Loan Bank advances and other	3,670	3,186	1,780	1,069
Long-term Federal Home Loan Bank advances	1,200	1,200	1,200	1,577
Other long-term debt	493	493	493	247
Representation and warranty reserve	20	23	27	36
Other liabilities	479	443	417	624
Total liabilities	14,557	13,990	12,717	12,124
Stockholders' Equity
Preferred stock	—	—	—	267
Common stock	1	1	1	1
Additional paid in capital	1,509	1,510	1,503	1,491
Accumulated other comprehensive (loss) income	(9)	(6)	(7)	(19)
Accumulated deficit	(93)	(134)	(161)	(141)
Total stockholders' equity	1,408	1,371	1,336	1,599
Total liabilities and stockholders' equity	$15,965	$15,361	$14,053	$13,723

Flagstar Bancorp, Inc. Condensed Consolidated Statements of Operations (Dollars in millions, except per share data) (Unaudited)

						Second Quarter 2017 Compared to:
	Three Months Ended					First Quarter 2017		Second Quarter 2016
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	Amount	Percent	Amount	Percent
Interest Income
Total interest income	$129	$110	$111	$106	$99	$19	17%	$30	30%
Total interest expense	32	27	24	26	22	5	19%	10	45%
Net interest income	97	83	87	80	77	14	17%	20	26%
Provision (benefit) for loan losses	(1)	3	1	7	(3)	(4)	N/M	$2	(67)%
Net interest income after provision (benefit) for loan losses	98	80	86	73	80	18	23%	18	23%
Noninterest Income
Net gain on loan sales	66	48	57	94	90	18	38%	$(24)	(27)%
Loan fees and charges	20	15	20	22	19	5	33%	1	5%
Deposit fees and charges	5	4	5	5	6	1	25%	(1)	(17)%
Loan administration income	6	5	4	4	4	1	20%	2	50%
Net (loss) return on the mortgage servicing rights	6	14	(5)	(11)	(4)	(8)	(57)%	10	N/M
Representation and warranty benefit	3	4	7	6	4	(1)	(25)%	(1)	(25)%
Other noninterest income	10	10	10	36	9	—	—%	1	11%
Total noninterest income	116	100	98	156	128	16	16%	(12)	(9)%
Noninterest Expense
Compensation and benefits	71	72	66	69	66	(1)	(1)%	5	8%
Commissions	16	10	15	16	14	6	60%	2	14%
Occupancy and equipment	25	22	21	21	21	3	14%	4	19%
Loan processing expense	14	12	15	13	15	2	17%	(1)	(7)%
Legal and professional expense	8	7	9	5	6	1	14%	2	33%
Other noninterest expense	20	17	16	18	17	3	18%	3	18%
Total noninterest expense	154	140	142	142	139	14	10%	15	11%
Income before income taxes	60	40	42	87	69	20	50%	(9)	(13)%
Provision for income taxes	19	13	14	30	22	6	46%	(3)	(14)%
Net income	$41	$27	$28	$57	$47	$14	52%	$(6)	(13)%
Income per share
Basic	$0.72	$0.47	$0.50	$0.98	$0.67	$0.25	53%	$0.05	7%
Diluted	$0.71	$0.46	$0.49	$0.96	$0.66	$0.25	54%	$0.05	8%
N/M - Not meaningful

Flagstar Bancorp, Inc. Condensed Consolidated Statements of Operations (Dollars in millions, except per share data) (Unaudited)

			Six Months Ended June 30, 2017
	Six Months Ended		Compared to: Six Months Ended June 30, 2016
	June 30, 2017	June 30, 2016	Amount	Percent
Total interest income	$239	$200	$39	20%
Total interest expense	59	44	15	34%
Net interest income	180	156	24	15%
Provision (benefit) for loan losses	2	(16)	18	N/M
Net interest income after provision (benefit) for loan losses	178	172	6	3%
Noninterest Income
Net gain on loan sales	114	165	(51)	(31)%
Loan fees and charges	35	34	1	3%
Deposit fees and charges	9	12	(3)	(25)%
Loan administration income	11	10	1	10%
Net (loss) return on the mortgage servicing rights	20	(10)	30	N/M
Representation and warranty benefit	7	6	1	17%
Other noninterest income	20	16	4	25%
Total noninterest income	216	233	(17)	(7)%
Noninterest Expense
Compensation and benefits	143	134	9	7%
Commissions	26	24	2	8%
Occupancy and equipment	47	43	4	9%
Loan processing expense	26	27	(1)	(4)%
Legal and professional expense	15	15	—	—%
Other noninterest expense	37	33	4	12%
Total noninterest expense	294	276	18	7%
Income before income taxes	100	129	(29)	(22)%
Provision for income taxes	32	43	(11)	(26)%
Net income	$68	$86	$(18)	(21)%
Income per share
Basic	$1.18	$1.23	$(0.05)	(4)%
Diluted	$1.16	$1.21	$(0.05)	(4)%

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Selected Mortgage Statistics:
Mortgage loans originated (1)	$9,198	$5,912	$8,330	$15,110	$14,682
Mortgage loans sold and securitized	$8,989	$4,484	$7,940	$13,473	$14,888
Mortgage rate lock commitments (gross)	$10,813	$7,377	$10,168	18,190	18,930
Selected Ratios:
Interest rate spread (2)	2.59%	2.49%	2.43%	2.55%	2.46%
Net interest margin	2.77%	2.67%	2.63%	2.72%	2.64%
Net margin on loans sold and securitized	0.73%	1.06%	1.07%	0.84%	1.01%
Return on average assets	1.04%	0.76%	1.38%	0.91%	1.27%
Return on average equity	11.57%	7.88%	11.53%	9.77%	10.81%
Return on average common equity	11.57%	7.88%	13.83%	9.77%	13.00%
Efficiency ratio	72.0%	76.8%	68.2%	74.2%	71.2%
Equity-to-assets ratio (average for the period)	9.02%	9.59%	11.95%	9.29%	11.73%
Average Balances:
Average common shares outstanding	57,101,816	56,921,605	56,574,796	57,012,208	56,544,256
Average fully diluted shares outstanding	58,138,938	58,072,563	57,751,230	58,106,070	57,623,081
Average interest-earning assets	$14,020	$12,343	$11,639	$13,187	$11,755
Average interest-paying liabilities	$11,804	$10,319	$9,205	$11,066	$9,514
Average stockholders' equity	$1,418	$1,346	$1,606	$1,382	$1,583

	June 30, 2017	March 31, 2017	December 31, 2016	June 30, 2016
Selected Statistics:
Book value per common share	$24.64	$24.03	$23.50	$23.54
Tangible book value per share	24.29	23.96	23.50	23.54
Number of common shares outstanding	57,161,431	57,043,565	56,824,802	56,575,779
Number of FTE employees	3,432	2,948	2,886	2,894
Number of bank branches	99	99	99	99
Ratio of allowance for loan losses to LHFI (3)	2.07%	2.37%	2.37%	2.62%
Ratio of allowance for loan losses to LHFI and loans with government guarantees (3)	1.99%	2.25%	2.23%	2.43%
Ratio of nonperforming assets to total assets	0.24%	0.27%	0.39%	0.46%
Equity-to-assets ratio	8.82%	8.92%	9.50%	11.65%
Common equity-to-assets ratio	8.82%	8.92%	9.50%	9.70%
MSR Key Statistics and Ratios:
Weighted average service fee (basis points)	27.8	26.7	26.7	28.2
Capitalized value of mortgage servicing rights	1.14%	1.10%	1.07%	0.99%
Mortgage servicing rights to Tier 1 capital	13.1%	23.1%	26.7%	19.9%

(1)	Includes residential first mortgage and home equity loans.

(2)
Interest rate spread is the difference between the annualized yield earned on average interest-earning assets for the period and the annualized rate of interest paid on average interest-bearing liabilities for the period.

(3)	Excludes loans carried under the fair value option.

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Three Months Ended
	June 30, 2017			March 31, 2017			June 30, 2016
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$4,269	$42	4.00%	$3,286	$32	3.87%	$2,884	$26	3.64%
Loans held-for-investment
Residential first mortgage	2,495	21	3.38%	2,399	20	3.33%	2,232	18	3.15%
Home equity	439	6	4.91%	431	5	5.11%	485	6	4.91%
Other	27	—	4.54%	27	1	4.50%	29	—	4.92%
Total Consumer loans	2,961	27	3.61%	2,857	26	3.60%	2,746	24	3.48%
Commercial Real Estate	1,477	16	4.16%	1,318	12	3.80%	899	8	3.41%
Commercial and Industrial	936	11	4.77%	774	9	4.56%	607	6	3.97%
Warehouse Lending	850	10	4.71%	690	8	4.51%	1,317	14	4.28%
Total Commercial loans	3,263	37	4.48%	2,782	29	4.19%	2,823	28	3.94%
Total loans held-for-investment	6,224	64	4.07%	5,639	55	3.89%	5,569	52	3.71%
Loans with government guarantees	295	3	4.02%	342	4	4.61%	444	4	3.33%
Investment securities	3,166	20	2.57%	3,012	19	2.51%	2,558	17	2.66%
Interest-earning deposits	66	—	1.07%	64	—	0.86%	184	—	0.50%
Total interest-earning assets	14,020	$129	3.69%	12,343	$110	3.55%	11,639	$99	3.40%
Other assets	1,690			1,700			1,799
Total assets	$15,710			$14,043			$13,438
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$510	$—	0.15%	$507	$—	0.18%	$482	$—	0.17%
Savings deposits	3,933	8	0.75%	3,928	7	0.76%	3,691	7	0.79%
Money market deposits	239	—	0.42%	276	1	0.46%	363	1	0.52%
Certificates of deposit	1,094	3	1.08%	1,073	3	1.06%	951	2	1.00%
Total retail deposits	5,776	11	0.75%	5,784	11	0.75%	5,487	10	0.75%
Government deposits
Demand deposits	200	—	0.39%	235	—	0.39%	203	—	0.39%
Savings deposits	411	1	0.56%	459	1	0.52%	398	—	0.52%
Certificates of deposit	291	—	0.68%	318	—	0.63%	410	1	0.50%
Total government deposits	902	1	0.56%	1,012	1	0.52%	1,011	1	0.49%
Wholesale deposits and other	4	—	0.48%	8	—	0.39%	—	—	—%
Total interest-bearing deposits	6,682	12	0.72%	6,804	12	0.72%	6,498	11	0.71%
Short-term Federal Home Loan Bank advances and other	3,429	8	0.98%	1,822	3	0.73%	835	1	0.41%
Long-term Federal Home Loan Bank advances	1,200	6	1.91%	1,200	6	1.87%	1,625	8	1.93%
Other long-term debt	493	6	5.06%	493	6	5.04%	247	2	3.31%
Total interest-bearing liabilities	11,804	32	1.10%	10,319	27	1.06%	9,205	22	0.97%
Noninterest-bearing deposits (1)	2,057			1,991			2,133
Other liabilities	431			387			494
Stockholders' equity	1,418			1,346			1,606
Total liabilities and stockholders' equity	$15,710			$14,043			$13,438
Net interest-earning assets	$2,216			$2,024			$2,434
Net interest income		$97			$83			$77
Interest rate spread (2)			2.59%			2.49%			2.43%
Net interest margin (3)			2.77%			2.67%			2.63%
Ratio of average interest-earning assets to interest-bearing liabilities			118.8%			119.6%			126.4%
Total average deposits	$8,739			$8,795			$8,631

(1)	Includes noninterest-bearing company-controlled deposits that arise due to the servicing of loans for others.

(2)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.

(3)	Net interest margin is net interest income divided by average interest-earning assets.

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Six Months Ended
	June 30, 2017			June 30, 2016
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$3,780	$74	3.94%	$2,897	$54	3.72%
Loans held-for-investment
Residential first mortgage	2,447	41	3.35%	2,504	39	3.12%
Home equity	436	11	5.01%	497	13	5.36%
Other	26	—	4.52%	29	1	4.94%
Total Consumer loans	2,909	52	3.61%	3,030	53	3.50%
Commercial Real Estate	1,399	28	3.99%	862	15	3.38%
Commercial and Industrial	855	20	4.67%	585	12	4.03%
Warehouse Lending	770	18	4.62%	1,141	25	4.29%
Total Commercial loans	3,024	66	4.34%	2,588	52	3.93%
Total loans held-for-investment	5,933	118	3.98%	5,618	105	3.70%
Loans with government guarantees	318	7	4.34%	460	7	3.18%
Investment securities	3,090	39	2.54%	2,625	34	2.59%
Interest-earning deposits	66	1	0.97%	155	—	0.50%
Total interest-earning assets	13,187	$239	3.63%	11,755	$200	3.39%
Other assets	1,694			1,736
Total assets	$14,881			$13,491
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$509	$—	0.17%	$463	$—	0.15%
Savings deposits	3,930	15	0.76%	3,706	15	0.79%
Money market deposits	258	1	0.44%	303	1	0.45%
Certificates of deposit	1,083	6	1.07%	904	4	0.96%
Total retail deposits	5,780	22	0.75%	5,376	20	0.74%
Government deposits
Demand deposits	217	—	0.39%	230	—	0.39%
Savings deposits	435	1	0.54%	409	1	0.52%
Certificates of deposit	305	1	0.65%	411	1	0.71%
Total government deposits	957	2	0.54%	1,050	2	0.57%
Wholesale deposits and other	6	—	0.42%	—	—	—%
Total interest-bearing deposits	6,743	24	0.72%	6,426	22	0.70%
Short-term Federal Home Loan Bank advances and other	2,630	12	0.89%	1,249	3	0.40%
Long-term Federal Home Loan Bank advances	1,200	11	1.89%	1,592	15	1.91%
Other long-term debt	493	12	5.05%	247	4	3.27%
Total interest-bearing liabilities	11,066	59	1.08%	9,514	44	0.93%
Noninterest-bearing deposits (1)	2,024			1,915
Other liabilities	409			479
Stockholders' equity	1,382			1,583
Total liabilities and stockholders' equity	$14,881			$13,491
Net interest-earning assets	$2,121			$2,241
Net interest income		$180			$156
Interest rate spread (2)			2.55%			2.46%
Net interest margin (3)			2.72%			2.64%
Ratio of average interest-earning assets to interest-bearing liabilities			119.2%			123.6%
Total average deposits	$8,767			$8,341

(1)	Includes noninterest-bearing company-controlled deposits that arise due to the servicing of loans for others.

(2)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.

(3)	Net interest margin is net interest income divided by average interest-earning assets.

Flagstar Bancorp, Inc.
Earnings Per Share
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net income	41	27	47	68	86
Deferred cumulative preferred stock dividends (1)	—	—	(8)	—	(16)
Net income applicable to common stockholders	$41	$27	$39	$68	$70
Weighted average shares
Weighted average common shares outstanding	57,101,816	56,921,605	56,574,796	57,012,208	56,544,256
Effect of dilutive securities
May Investor warrants	—	49,149	349,539	24,575	327,307
Stock-based awards	1,037,122	1,101,809	826,895	1,069,287	751,518
Weighted average diluted common shares	58,138,938	58,072,563	57,751,230	58,106,070	57,623,081
Earnings per common share
Basic earnings per common share	$0.72	$0.47	$0.67	$1.18	$1.23
Effect of dilutive securities
Stock-based awards	(0.01)	(0.01)	(0.01)	(0.02)	(0.02)
Diluted earnings per common share	$0.71	$0.46	$0.66	$1.16	$1.21

(1)
Under the terms of the Series C Preferred Stock, we elected to defer dividends beginning with the February 2012 dividend. In July 2016, we ended the deferral and brought current our previously deferred dividends and redeemed the stock.

Regulatory Capital - Bancorp
(Dollars in millions)
(Unaudited)

	June 30, 2017		March 31, 2017		December 31, 2016		June 30, 2016
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted tangible assets)	$1,408	9.10%	$1,277	9.31%	$1,256	8.88%	$1,514	11.59%
Total adjusted tangible asset base	$15,468		$13,716		$14,149		$13,068
Tier 1 common equity (to risk weighted assets)	$1,196	12.45%	$1,071	12.32%	$1,084	13.06%	$1,086	13.55%
Tier 1 capital (to risk weighted assets)	$1,408	14.65%	$1,277	14.70%	$1,256	15.12%	$1,514	18.89%
Total capital (to risk weighted assets)	$1,530	15.92%	$1,389	15.98%	$1,363	16.41%	$1,618	20.19%
Risk weighted asset base	$9,610		$8,689		$8,305		$8,014

Regulatory Capital - Bank
(Dollars in millions)
(Unaudited)

	June 30, 2017		March 31, 2017		December 31, 2016		June 30, 2016
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted tangible assets)	$1,590	10.26%	$1,477	10.74%	$1,491	10.52%	$1,576	12.03%
Total adjusted tangible asset base	$15,504		$13,754		$14,177		$13,102
Tier 1 common equity (to risk weighted assets)	$1,590	16.49%	$1,477	16.93%	$1,491	17.90%	$1,576	19.58%
Tier 1 capital (to risk weighted assets)	$1,590	16.49%	$1,477	16.93%	$1,491	17.90%	$1,576	19.58%
Total capital (to risk weighted assets)	$1,712	17.75%	$1,588	18.20%	$1,598	19.18%	$1,679	20.86%
Risk weighted asset base	$9,645		$8,726		$8,332		$8,048

Loan Originations (Dollars in millions) (Unaudited)
	Three Months Ended
	June 30, 2017		March 31, 2017		June 30, 2016
Consumer loans
Mortgage (1)	$9,198	95.1%	$5,912	95.1%	$8,330	97.6%
Other consumer (2)	61	0.6%	47	0.8%	42	0.5%
Total consumer loans	9,259	95.7%	5,959	95.9%	8,372	98.1%
Commercial loans (3)	410	4.3%	257	4.1%	164	1.9%
Total loan originations	$9,669	100.0%	$6,216	100.0%	$8,536	100.0%

	Six Months Ended
	June 30, 2017		June 30, 2016
Mortgage (1)	$15,110	95.1%	$14,682	97.8%
Other consumer (2)	108	0.7%	69	0.5%
Total consumer loans	15,218	95.8%	14,751	98.3%
Commercial loans (3)	667	4.2%	248	1.7%
Total loan originations	$15,885	100.0%	$14,999	100.0%

(1)	Includes residential first mortgage and second mortgage loans.

(2)	Includes HELOC and other consumer loans.

(3)	Includes commercial real estate and commercial and industrial loans.

Residential Loans Serviced
(Dollars in millions)
(Unaudited)

	June 30, 2017		March 31, 2017		December 31, 2016		June 30, 2016
	Unpaid Principal Balance	Number of accounts	Unpaid Principal Balance	Number of accounts	Unpaid Principal Balance	Number of accounts	Unpaid Principal Balance	Number of accounts
Serviced for own loan portfolio (1)	$7,156	30,875	$7,369	33,766	$5,816	29,244	$5,379	29,520
Serviced for others	16,144	66,106	26,763	116,965	31,207	133,270	30,443	134,266
Subserviced for others (2)	63,991	304,830	48,940	242,445	43,127	220,075	38,185	194,528
Total residential loans serviced	$87,291	401,811	$83,072	393,176	$80,150	382,589	$74,007	358,314

(1)
Includes loans held-for-investment (residential first mortgage and home equity), loans-held-for-sale (residential first mortgage), loans with government guarantees (residential first mortgage), and repossessed assets.

(2)	Includes temporary short-term subservicing performed as a result of sales of servicing-released mortgage servicing rights. Includes repossessed assets.
Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	June 30, 2017		March 31, 2017		December 31, 2016		June 30, 2016
Consumer loans
Residential first mortgage	$2,538	37.5%	$2,463	41.3%	$2,327	38.3%	$2,075	35.6%
Home equity	459	6.7%	376	6.3%	443	7.3%	473	8.1%
Other	27	0.4%	27	0.5%	28	0.5%	32	0.5%
Total consumer loans	3,024	44.6%	2,866	48.1%	2,798	46.1%	2,580	44.2%
Commercial loans
Commercial real estate	1,557	23.1%	1,399	23.5%	1,261	20.8%	976	16.8%
Commercial and industrial	1,040	15.3%	854	14.3%	769	12.7%	615	10.6%
Warehouse lending	1,155	17.0%	840	14.1%	1,237	20.4%	1,651	28.4%
Total commercial loans	3,752	55.4%	3,093	51.9%	3,267	53.9%	3,242	55.8%
Total loans held-for-investment	$6,776	100.0%	$5,959	100.0%	$6,065	100.0%	$5,822	100.0%

Allowance for Loan Losses
(Dollars in millions)
(Unaudited)

	As of/For the Three Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016
Allowance for loan losses
Residential first mortgage	$56	$61	$81
Home equity	19	21	30
Other	1	1	1
Total consumer loans	76	83	112
Commercial real estate	37	32	19
Commercial and industrial	21	20	11
Warehouse lending	6	6	8
Total commercial loans	64	58	38
Total allowance for loan losses	$140	$141	$150
Charge-offs
Total consumer loans	(2)	(5)	(10)
Total commercial loans	—	—	—
Total charge-offs	$(2)	$(5)	$(10)
Recoveries
Total consumer loans	2	1	1
Total commercial loans	—	—	—
Total recoveries	2	1	1
Charge-offs, net of recoveries	$—	$(4)	$(9)
Net charge-offs to LHFI ratio (annualized) (1)	0.04%	0.27%	0.62%
Net charge-offs ratio, adjusted (annualized) (1)(2)	0.02%	0.07%	0.18%
Net charge-offs/(recoveries) to LHFI ratio (annualized) by loan type (1):
Residential first mortgage	0.09%	0.60%	1.42%
Home equity and other consumer	0.02%	0.29%	0.61%
Commercial real estate	—%	(0.02)%	—%
Commercial and industrial	(0.01)%	(0.01)%	(0.02)%

(1)	Excludes loans carried under the fair value option.

(2)
Excludes charge-offs of zero, $1 million, and $2 million related to the sale of nonperforming loans, TDRs and non-agency loans during the three months ended June 30, 2017, March 31, 2017, and June 30, 2016. Also excludes charge-offs related to loans with government guarantees of zero, $2 million, and $4 million during the three months ended June 30, 2017, March 31, 2017, and June 30, 2016, respectively.

Allowance for Loan Losses (continued)
(Dollars in millions)
(Unaudited)

	Six Months Ended
	June 30, 2017	June 30, 2016
Total allowance for loan losses	$140	$150
Charge-offs
Total consumer loans	(7)	(24)
Total commercial loans	—	—
Total charge-offs	$(7)	$(24)
Recoveries
Total consumer loans	3	3
Total commercial loans	—	—
Total recoveries	3	3
Charge-offs, net of recoveries	$(4)	$(21)
Net charge-offs to LHFI ratio (annualized) (1)	0.15%	0.74%
Net charge-offs ratio, adjusted (annualized) (1)(2)	0.02%	0.44%
Net charge-offs/(recoveries) to LHFI ratio (annualized) by loan type (1):
Residential first mortgage	0.34%	1.46%
Home equity and other consumer	0.29%	2.16%
Commercial real estate	(0.01)%	(0.01)%
Commercial and industrial	(0.01)%	(0.02)%

(1)	Excludes loans carried under the fair value option.

(2)
Excludes charge-offs of $1 million and $8 million during the six months ended June 30, 2017 and 2016, related to the sale of nonperforming loans, TDRs and non-agency loans. Also excludes charge-offs related to loans with government guarantees of $2 million and $7 million during the six months ended June 30, 2017 and 2016, respectively.

Nonperforming Loans and Assets
(Dollars in millions)
(Unaudited)

	June 30, 2017	March 31, 2017	December 31, 2016	June 30, 2016
Nonperforming loans	$18	$17	$22	$23
Nonperforming TDRs	5	5	8	6
Nonperforming TDRs at inception but performing for less than six months	7	6	10	15
Total nonperforming loans held-for-investment	30	28	40	44
Real estate and other nonperforming assets, net	9	13	14	19
Nonperforming assets held-for-investment, net (1)	$39	$41	$54	$63

Ratio of nonperforming assets to total assets	0.24%	0.27%	0.39%	0.46%
Ratio of nonperforming loans held-for-investment to loans held-for-investment	0.44%	0.47%	0.67%	0.76%
Ratio of nonperforming assets to loans held-for-investment and repossessed assets	0.57%	0.69%	0.90%	1.09%
Ratio of nonperforming assets to Tier 1 capital + allowance for loan losses	2.51%	2.90%	3.93%	3.79%

(1)	Does not include nonperforming loans held-for-sale of $7 million, $21 million, $6 million, and $5 million at June 30, 2017, March 31, 2017, December 31, 2016, and June 30, 2016, respectively.

Asset Quality - Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days (1)	Total Past Due	Total Loans Held-for-Investment
June 30, 2017
Consumer loans	$2	$3	$30	$35	$3,024
Commercial loans	1	—	—	1	3,752
Total loans	$3	$3	$30	$36	$6,776
March 31, 2017
Consumer loans	$4	$1	$28	$33	$2,866
Commercial loans	—	—	—	—	3,093
Total loans	$4	$1	$28	$33	$5,959
December 31, 2016
Consumer loans	$8	$2	$40	$50	$2,798
Commercial loans	—	—	—	—	3,267
Total loans	$8	$2	$40	$50	$6,065
June 30, 2016
Consumer loans	5	2	44	$51	$2,580
Commercial loans	—	—	—	—	3,242
Total loans	$5	$2	$44	$51	$5,822

(1)	Includes performing nonaccrual loans that are less than 90 days delinquent and for which interest cannot be accrued.

Troubled Debt Restructurings
(Dollars in millions)
(Unaudited)

	TDRs
	Performing	Nonperforming	Total
June 30, 2017
Consumer loans	$46	$12	$58
Commercial loans	—	—	—
Total TDR loans	$46	$12	$58
March 31, 2017
Consumer loans	$48	$11	$—
Commercial loans	—	—	—
Total TDR loans	$48	$11	$59
December 31, 2016
Consumer loans	$67	$18	$85
Commercial loans	—	—	—
Total TDR loans	$67	$18	$85
June 30, 2016
Consumer loans	$72	$21	$93
Commercial loans	1	—	1
Total TDR loans	$73	$21	$94

Representation and Warranty Reserve
(Dollars in millions)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Balance at beginning of period	$23	$27	$40	$27	$40
Provision (benefit)
Gain on sale reduction for representation and warranty liability	1	—	1	2	3
Representation and warranty provision (benefit)	(3)	(4)	(4)	(7)	(6)
Total	(2)	(4)	(3)	(5)	(3)
(Charge-offs) recoveries, net	(1)	—	(1)	(2)	(1)
Balance at end of period	$20	$23	$36	$20	$36

Non-GAAP Reconciliation
(Dollars in millions)
(Unaudited)

Basel III (transitional) to Basel III (fully phased-in) reconciliation. On January 1, 2015, the Basel III rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting common equity Tier 1 capital and Tier 1 capital. We have transitioned to the Basel III framework beginning in January 2015 and are subject to a phase-in period extending through 2018. Accordingly, the calculations provided below are estimates. These measures are considered to be non-GAAP financial measures because they are not formally defined by GAAP and the Basel III implementation regulations will not be fully phased-in until January 1, 2019. The regulations are subject to change as clarifying guidance becomes available and the calculations currently include our interpretations of the requirements including informal feedback received through the regulatory process. Other entities may calculate the Basel III ratios differently from ours based on their interpretation of the guidelines. Since analysts and banking regulators may assess our capital adequacy using the Basel III framework, we believe that it is useful to provide investors information enabling them to assess our capital adequacy on the same basis.

June 30, 2017	Common Equity Tier 1 (to Risk Weighted Assets)	Tier 1 Leverage (to Adjusted Tangible Assets)	Tier 1 Capital (to Risk Weighted Assets)	Total Risk-Based Capital (to Risk Weighted Assets)
	(Dollars in millions) (Unaudited)
Flagstar Bancorp (the Company)
Regulatory capital – Basel III (transitional) to Basel III (fully phased-in)
Basel III (transitional)	$1,196	$1,408	$1,408	$1,530
Increased deductions related to deferred tax assets, mortgage servicing rights and other capital components	(75)	(47)	(47)	(44)
Basel III (fully phased-in) capital	$1,121	$1,361	$1,361	$1,486
Risk-weighted assets – Basel III (transitional) to Basel III (fully phased-in)
Basel III assets (transitional)	$9,610	$15,468	$9,610	$9,610
Net change in assets	206	(46)	206	206
Basel III (fully phased-in) assets	$9,816	$15,422	$9,816	$9,816
Capital ratios
Basel III (transitional)	12.45%	9.10%	14.65%	15.92%
Basel III (fully phased-in)	11.42%	8.83%	13.87%	15.14%

June 30, 2017	Common Equity Tier 1 (to Risk Weighted Assets)	Tier 1 Leverage (to Adjusted Tangible Assets)	Tier 1 Capital (to Risk Weighted Assets)	Total Risk-Based Capital (to Risk Weighted Assets)
Flagstar Bank (the Bank)	(Dollars in millions) (Unaudited)
Regulatory capital – Basel III (transitional) to Basel III (fully phased-in)
Basel III (transitional)	$1,590	$1,590	$1,590	$1,712
Increased deductions related to deferred tax assets, mortgage servicing rights and other capital components	(22)	(22)	(22)	(19)
Basel III (fully phased-in) capital	$1,568	$1,568	$1,568	$1,693
Risk-weighted assets – Basel III (transitional) to Basel III (fully phased-in)
Basel III assets (transitional)	$9,645	$15,504	$9,645	$9,645
Net change in assets	331	(23)	331	331
Basel III (fully phased-in) assets	$9,976	$15,481	$9,976	$9,976
Capital ratios
Basel III (transitional)	16.49%	10.26%	16.49%	17.75%
Basel III (fully phased-in)	15.71%	10.13%	15.71%	16.97%

Tangible book value per share. In addition to analyzing the Company's results on a reported basis, management reviews the Company's results and the results on an adjusted basis. This non-GAAP measure reflects the adjustment of the reported U.S.GAAP results for significant items that management does not believe are reflective of the Company's current and ongoing operations. The Company believes that tangible book value per share provides a meaningful representation of its operating performance on an ongoing basis. Management uses this measure to assess performance of the Company against its peers and evaluate overall performance. The Company believes this non-GAAP financial measure provides useful information for investors, securities analysts and others because it provides a tool to evaluate the Company’s performance on an ongoing basis and compared to its peers.

The following table provides a reconciliation of non-GAAP financial measures.

	June 30, 2017	March 31, 2017	December 31, 2016	June 30, 2016
	(Dollars in millions, except share data)
Total stock holders' equity	1,408	1,371	1,336	1,599
Preferred stock	—	—	—	267
Goodwill and intangibles	20	4	—	—
Tangible book value	1,388	1,367	1,336	1,332

Number of common shares outstanding	57,161,431	57,043,565	56,824,802	56,575,779
Tangible book value per share	24.29	23.96	23.50	23.54